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                                                                   EXHIBIT 11(a)

                         INDEPENDENT AUDITORS' CONSENT




The Board of Trustees and Shareholders of
AIM Funds Group:

We consent to the use of our reports on the AIM Balanced Fund, AIM Global Utilities Fund, AIM High Yield Fund, AIM Income Fund, AIM Intermediate Government Fund, AIM Money Market Fund, AIM Municipal Bond Fund, AIM Growth Fund and AIM Value Fund (portfolios of AIM Funds Group) dated February 6, 1998 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Audit Reports" in the Statement of Additional Information.


                                        /s/ KPMG PEAT MARWICK LLP

                                            KPMG Peat Marwick LLP



Houston, Texas
February 20, 1998